EXHIBIT 16.1



May 15, 2007


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      Standard Drilling, Inc.

Dear Sir/Madam:

         We have read the statements included in Item 4 in the Form 8-K of Standard Drilling, Inc., to be filed on May 15, 2007 with the Securities and Exchange Commission and are in agreement with the statements pertaining to us contained in paragraph 4(a). We are not in a position to agree or disagree with the statements in Item 4(b) regarding the engagement of Moore & Associates, Chartered.

Very truly yours,

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas








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